FREE WRITING PROSPECTUS Dated May 7, 2019	Filed Pursuant to Rule 433 Registration No. 333-228112 Registration No. 333-228112-01

From: WELLS ABF SYNDICATE WELLS FARGO, WELLS FARGO SECURITI

Subject: *FULL PRICING DETAILS* $828+MM WOART 2019-B (Prime Auto Loan)

Date: 05/07, 2019 13:23:58

*FULL PRICING DETAILS* $828+MM WOART 2019-B (Prime Auto Loan)

Joint Leads:	Wells Fargo (str), Mizuho, TD
Co-Manager:	Barclays, SunTrust

CLS	$AMT(MM)	WAL*	S/F	L. FIN	BENCH	SPREAD	CPN%	YLD%	$PRICE
A-1	171.000	0.26	A-1+/F1+	5/15/20	IntL	- 2	2.54330%	2.54330%	$100.00000
A-2	268.940	1.09	AAA/AAA	6/15/22	EDSF	+ 14	2.63%	2.650%	$ 99.99409
A-3	268.940	2.51	AAA/AAA	7/15/24	IntS	+ 25	2.59%	2.605%	$ 99.99764
A-4	81.820	3.82	AAA/AAA	6/16/25	IntS	+ 35	2.643%	2.655%	$ 99.99843
B	24.900	3.92	AA/AA	6/16/25	IntS	+ 58	2.86%	2.883%	$ 99.97841
C	12.450	3.92	A/A	1/15/26	IntS	+ 75	3.303%	3.053%	$ 99.98613

NO GROW

* WAL's assume 1.30% ABS to 10% Call

Transaction Details:

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Expected Settle	: 5/15/19	Registration	: SEC Registered
First Pay Date	: 6/17/19	ERISA Eligible	: Yes
Expected Ratings	: S&P, Fitch	Min Denoms	: $1k x $1k
Ticker	: WOART 2019-B	Bill & Deliver	: Wells Fargo
Expected Pricing	: PRICED

Available Materials:

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Attached Materials	: Preliminary Prospectus, Ratings FWP, Intex CDI
Intex/CDI	: Deal Name: wswoar2019b Password: XKJV
DealRoadshow	: www.dealroadshow.com Password: WOART19B (case-sensitive)

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https://www.wellsfargo.com/com/disclaimer/wfsjb4.